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                                                                Exhibit (b)(7)

                             SHAREHOLDERS AGREEMENT



                                      AMONG


                                   ENTERO B.V.


                                       AND


                               VEDIOR HOLDING B.V.




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CONTENTS


Clause 1             Definitions
Clause 2             General
Clause 3             Permitted transfers of shares
Clause 4             Prohibited transfers of shares
Clause 5             Company Equity
Clause 6             Shareholder voting deadlock
Clause 7             No binding effect
Clause 8             Governing law; competent court
Clause 9             Notices
Clause 10            Duration and termination
Clause 11            Assignment
Clause 12            Confidentiality





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                             SHAREHOLDERS AGREEMENT
                                  TIBERIA B.V.


THIS SHAREHOLDERS AGREEMENT is made and entered into on this    day of May,
2000, by:

1. ENTERO B.V., a private company with limited liability under the laws of the Netherlands, with corporate seat in Amsterdam, and having its address at 1102 MG Amsterdam, the Netherlands, Bijlmerplein 888 HG 04.06, ("ENTERO").

and

2. VEDIOR HOLDING B.V., a private company with limited liability under the laws of the Netherlands, with corporate seat in Amsterdam, and having its address at 1076 DC Amsterdam, the Netherlands, Jachthavenweg 112, ("VHBV").

WHEREAS:

(i) VHBV and Entero are each a shareholder in TIBERIA B.V., a private company with limited liability under the laws of the Netherlands, with corporate seat in Amsterdam, the Netherlands and having its address at
         PRESENT: 1012 MG Amstetrdam, Bijlmerplein 888 HG 04.06 (the "COMPANY");

(ii) VHBV is a wholly owned subsidiary of VEDIOR N.V., a limited liability company under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands and having its address at 1076 DC Amsterdam, the Netherlands, Jachthavenweg 112 ("VNV") and Entero is a wholly owned subsidiary of ING BANK CORPORATE INVESTMENTS B.V., a private company with limited liability under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands and having its address at 1102 MG Amsterdam, the Netherlands, Bijlmerplein 888 ("CI"), which in turn is a direct subsidiary of ING BANK N.V., a limited liability company under the laws of the Netherlands, with its corporate seat in Amsterdam, the Netherlands and having its address at 1077 ZZ Amsterdam, the Netherlands, Strawinskylaan 2631 ("ING");

(iii) CI, VNV and VHBV have entered into an agreement in principle on April 13, 2000, as amended on the date hereof (the "AGREEMENT IN PRINCIPLE"), pursuant whereto CI has agreed to cause Entero to provide financing in the form of equity and loans to the Company and Platform Purchaser, Inc., a corporation organized and existing under the laws of the state of Georgia, United States of America, ("PLATFORM"), in order to enable Platform to acquire shares of common stock in ACSYS, INC., a corporation organized and existing under the laws of the state of Georgia, United States of America ("ACSYS") pursuant to a tender offer dated April 27, 2000 (the "OFFER") and upon the Offer having been consumated, pursuant to the merger of Platform into Acsys in accordance with and subject to the terms and conditions of an agreement and plan of merger, dated as of April 16, 2000, to which they each are a party;

(iv) VHBV holds xx shares of common stock in the Company and Entero holds xx shares of cumulative preferred stock in the Company, each share of common stock and each share of cumulative preferred stock with a par value of [EURO]1 and entitling its holder to the rights, benefits and obligations under applicable Dutch law and the Articles of Association;



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(v)      Article 21.1 of the Articles of Association provides that each share of common stock and each share of cumulative preferred stock in the Company, entitles its holder to one vote in the Company's general meeting of shareholders, provided that each shareholder shall have a maximum of 1,000 votes.

(vi) the Parties wish to enter into this Shareholders Agreement in order to agree on certain matters regarding (a) the transfer of shares in the capital of the Company and (b) the voting of their shares in the Company's general meeting of shareholders with respect to certain subjects.

IN CONSIDERATION WHEREOF, THE PARTIES AGREE AS FOLLOWS

CLAUSE 1
DEFINITIONS

Capitalised terms used herein and not otherwise defined in this Shareholders Agreement, shall have the meaning ascribed thereto below, while references to the singular shall include the plural and vice versa.

AFFILIATED COMPANY
With respect to a Party, a company, other legal entity, partnership or other enterprise in which that Party or any of its Affiliated Companies has a direct or indirect interest and over whose operating and financial policies it exercises a dominant or decisive influence, as well as any company, other legal entity, partnership or other enterprise holding a direct or indirect decisive influence in that Party, and any other company, other legal entity, partnership or other enterprise in which it holds direct or indirect decisive influence or over which it exercises such influence.

ARTICLES OF ASSOCIATION
The Company's articles of association last amended on the date hereof by deed of amendment executed before [**] notaris at Amsterdam, as the same may be amended from time to time hereafter by a valid resolution by the Company's general meeting of shareholders with due observance of all other requirements of applicable Dutch law.

BUSINESS DAY
A day on which commercial banks are generally open for business to the public in the Netherlands.

PARTIES
Entero and VHBV and their permitted assigns, transferees and successors hereunder.

FINANCING AGREEMENTS
The US$ 40 million exchangeable loan agreement between Entero, Tiberia and VNV, the US$ 40 million loan agreement between Tiberia and Platform and the share exchange agreement between Entero and VNV, all dated the date hereof.

SHAREHOLDERS AGREEMENT
This agreement together with all schedules and attachments hereto, as the same shall read at any time and from time to time.


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CLAUSE 2
GENERAL

2.1 Each of the Parties shall, whenever acting in its capacity of shareholder of the Company, and as long as the Financing Agreements, or any one of them, are in force, act in accordance with the provisions of the Financing Agreements, including but not limited to, when voting its respective shares in the share capital of the Company and when exercising any right to which it is or shall at any time and from time to time be entitled by virtue thereof and pursuant thereto, the Articles of Association, Dutch law and applicable regulatory provisions, or any other applicable law or regulatory provisions.

2.2. In the event of inconsistencies between this Shareholders Agreement and the Articles of Association, this Shareholders Agreement shall prevail, to the extent permitted by Dutch law.

2.3. Each of the Parties shall refrain from taking any actions which could cause the Company to act or be in breach of any of its obligations under or pursuant to the Financing Agreements, to which it is a party.

CLAUSE 3
PERMITTED TRANSFERS OF SHARES

3.1. Each of the Parties shall at any time and from time to time during the term of this Shareholders Agreement be permitted to transfer all (but only all) of its shares in the Company to one of its Affiliated Companies, provided however that such Affiliated Company shall (i) at the occasion of such transfer become a party to this Shareholders Agreement and (ii) such Affiliated Company shall be able to comply with and perform all of its obligations hereunder, (the burden of proof of which vests in the transferring Party). In such event the transferring Party shall notify the other Party of its wish in accordance with clause 9 of this Shareholders Agreement, observing at least a notice period of ten (10) Business Days.

3.2 Provided a proposed transfer of shares in the Company by a Party shall be effected in accordance with clause 3.1, the other Party shall be under the obligation towards the Party which has notified such other Party pursuant to and in accordance with clause 3.1, to vote its shares in the Company in the general meeting of shareholders of the Company which must be held pursuant to article 14 of Articles of Association, in favour of the proposal to approve such transfer.

CLAUSE 4
PROHIBITED TRANSFERS OF SHARES

Neither Party shall at any time during the existence of this Shareholders Agreement transfer one or more of its shares in the capital of the Company to a third party which is not an Affiliated Party or to more than one of its Affiliated Companies, nor shall it cooperate in any way in any change of ownership over its shares in a manner other than transfer.


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CLAUSE 5
COMPANY EQUITY

As long as this Shareholders Agreement is in force, the Parties shall vote their respective shares in the share capital of the Company in such a way that in any year in which the profits made by the Company are in excess of the amounts (which must be), paid on the cumulative preferred shares in accordance with article 25.2 of the Articles of Association, such excess amounts shall be carried to reserves and that subsequently no payments shall be declared out of such reserves.

CLAUSE 6
SHAREHOLDER VOTING DEADLOCK

6.1. In the event of a deadlock with respect to any vote taken in a general meeting of shareholders of the Company, such deadlock shall constitute a dispute between the shareholders. Such dispute shall be finally settled in accordance with the Arbitration Rules of the Netherlands Arbitration Institute ("Netherlands Arbitrage Instituut").

6.2. The arbitral tribunal shall consist of three members. Each Party shall appoint one member within ten (10) Business Days after the date of the general meeting of shareholders referred to in clause 6.1. The third member shall be jointly appointed by the members so appointed. In the event a Party has not appointed its member in time, such member shall be appointed with due observance of and in accordance with article 14 of the Arbitration Rules of the Netherlands Arbitration Institute. The place of arbitration will be Amsterdam, the Netherlands.

CLAUSE 7
NO BINDING EFFECT

7.1. If part of this Shareholders Agreement is or becomes invalid or non-binding, the Parties shall remain bound to the remaining part. The Parties shall replace the invalid or non-binding part by provisions which are valid and binding and the legal effect of which, given the contents and purpose of this Shareholders Agreement, is, to the greatest extent possible, similar to that of the invalid or non-binding part.

7.2.     This Shareholders Agreement may not be rescinded in whole or in part.

ARTICLE 8
GOVERNING LAW; COMPETENT COURT

8.1.     This Shareholders Agreement shall be governed exclusively by Dutch law.

8.2 Disputes arising in connection with this Shareholders Agreement, including disputes concerning the existence and validity thereof, shall be resolved exclusively by arbitration, mutatis mutandis with due observance of clause 6 hereof. It is expressly understood that the foregoing will not preclude the parties from instituting a summary proceeding ("kort geding").


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8.3      Clauses 8.1 and 8.2 shall also apply to disputes arising in connection with agreements which are made pursuant to this Shareholders Agreement, unless the relevant agreement expressly provides otherwise.

CLAUSE 9
NOTICES

9.1. Notices and other statements in connection with this Shareholders Agreement may only be given by way of a registered letter with acknowledgement of receipt, and at the recipient's place of residence as most recently nominated in accordance with Clauses 9.2 and 9.3. A statement which does not comply with this subclause shall have no effect, except that writs may be served at a place of residence of the recipient which is different from the nominated place of residence.

9.2. For all matters relating to this Shareholders Agreement, each party nominates the address referred to below as its place of residence:

       ENTERO
       address:                           Bijlmerplein 888, HG 04.06
       PO box:                            1800
       postal code and town:              1000 DV Amsterdam
       country:                           The Netherlands
       for the attention of:              J.P.A.M. Vogels
       fax:                               020 652 39 73

       VHBV
       address:                           Jachthavenweg 112
       PO box:                            75173
       postal code and town:              1070 AN Amsterdam
       country:                           The Netherlands
       for the attention of:              chairman of the board of management
       fax:                               **

9.3. A Party may nominate a different place of residence from that referred to in Clause 9.2 by notifying the other Party of that new place. Nominating a place of residence outside the Netherlands shall have no effect if the nominating Party does not simultaneously nominate a place of residence in the Netherlands at which writs may be served.

9.4. Clauses 9.1 to 9.3 (inclusive) shall also apply to notices given in connection with agreements which are made pursuant to this Shareholders Agreement, unless the relevant agreement expressly provides otherwise.

CLAUSE 10
DURATION AND TERMINATION


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The Shareholders Agreement has been entered into for the period so long as
Entero and VHBV or their permitted successors are a shareholder of the Company and so long as the Financing Documents, or any one of them, continue(s) to exist.

CLAUSE 11
ASSIGNMENT

11.1. Neither Party may assign, transfer or otherwise alienate its rights and obligations under this Shareholders Agreement other than in accordance with the provisions of this Shareholders Agreement.

11.2. The Party wishing to assign, transfer or otherwise alienate its rights and obligations under this Shareholders Agreement to an Affiliated Company, undertakes with the other Parties to cause such Affiliated Company to become a party to this Shareholders Agreement.

11.3. Neither Party may assign, transfer or otherwise alienate its rights and obligations under this Shareholders Agreement, in the event the same would constitute a default by the Company under any Financing Agreement to which the Company is a party.

CLAUSE 12
CONFIDENTIALITY

12.1. Each Party undertakes to the other Party not to disclose the provisions of this Shareholders Agreement unless with the express written consent of the other Party.

12.2. Each Party undertakes not to use or disclose any information - except for information which can be obtained from publicly available sources - relating to the other Party the Company and their respective Affiliated Parties or their activities or products, including information concerning suppliers and customers and other relationships, ("CONFIDENTIAL INFORMATION"), unless the performance or enforcement of this agreement so requires.

12.3. Each Party undertakes to disclose Confidential Information to a third party under Clause 12.2 only if the third party has committed itself in writing to use or disclose the Confidential Information only in accordance with this clause. Each Party shall store Confidential Information, or procure its storage, in a prudent manner, and shall ensure that no third party obtains knowledge of it in violation of this clause.

12.4. This clause shall not apply to the extent that the Party in question is under an obligation to use or disclose information pursuant to the law, arbitral decision a binding decision of a court or another government authority or any stock exchange. Where possible, however, the disclosing Party shall consult with the other Party prior to disclosure about the form and contents of the disclosure.

12.5. If the Shareholders Agreement ends the obligations of each Party under this clause shall, however, continue to exist.


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IN EVIDENCE WHEREOF: this agreement was signed in two counterparts, together constituting one and the same document on the date first written above.


VEDIOR HOLDING B.V.                                            ENTERO B.V.
By:      ________________                                              By:      ________________

Name:    ________________                                              Name:    ________________

Title:   ________________                                              Title:   ________________



                                                                       By:      ________________

                                                                       Name:    ________________

                                                                       Title:   ________________